LICENSING, DEVELOPMENT AND MARKETING AGREEMENT

        This Marketing and Distribution Agreement is made as of April 19, 2004 (“Effective Date”) by and between PFC THERAPEUTICS, LLC, a Delaware limited liability company with a principal place of business at 6175 Lusk Blvd., San Diego, CA 92121 (“Company”) and ILYANG PHARM. CO., LTD., a corporation organized under the laws of Korea with a principal place of business at 185-3, Dongcheon-dong, Yongin-Si, Kyungki-Do, Korea (“Distributor”).

RECITALS

        WHEREAS, Company owns technical know-how, patent applications and patents relating to the manufacture, composition and use of certain products capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including perflubron-based emulsion;

        WHEREAS, Distributor has substantial knowledge and expertise in the marketing and distribution of healthcare products; and

        WHEREAS, Company and Distributor are interested in the distribution and commercialization of the Product, as hereinafter defined.

        NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENTS

I.     Definitions.

        1.1     Agreement. The term “Agreement” means this document and any annex, exhibit, attachment, schedule, addendum, or modification hereto, unless the context indicates otherwise.

        1.2      Applicable Laws. The term “Applicable Laws” mean (a) all U.S. federal, state and local laws, statutes, rules, regulations, ordinances (including any amendments thereto), applicable to the import, export, manufacture and distribution of the Product, including, without limitation, the applicable regulations and guidelines of the FDA; provided, however, that in the event of any conflict between the foregoing sources of authority, U.S. federal law and regulations shall be given priority; (b) all supranational, national, local and other laws, statutes, rules, regulations, ordinances (including any amendments thereto), applicable to the import, export, manufacture and distribution of the Product in any jurisdiction in the Territory outside the U.S. where the Company Distributes the Product; and (c) all governmental laws, regulations, and orders that may be applicable to the Distributor by reason of its execution of this Agreement, including any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Product in the Territory.

        1.3      Confidential Information. The term “Confidential Information” means and includes all know-how, formulas, designs, drawings, specifications, catalogs, data sheets, sales and technical bulletins, service manuals, mechanical diagrams, and all other information, whether or not reduced to writing, relating to the formula, design, manufacture, use, and service of the Product, as well as to any other information relating to the Company’s business that may be divulged to the Distributor in the course of its performance of this Agreement and that generally is not known in the trade.

        1.4      Customers. The term "Customer(s)" means any purchaser of the Product.

        1.5      Distribution. The term “Distribution” means to market, have marketed, use, sell, offer for sale, have sold, distribute, import and distribute in any other manner related thereto.

        1.6      FDA. The term “FDA” means the United States Food & Drug Administration and, when appropriate herein, shall also mean any corresponding regulatory agency in any country.

        1.7      First Commercial Sale. The term “First Commercial Sale” means the first sale to a Customer of the Product anywhere in the Territory under the approval of appropriate governmental agencies (if any) for distribution and sale of such Product.

        1.8      NDA. The term “NDA” means a New Drug Application and all supplements submitted to the FDA, including all documents, data and other information concerning the Product which are necessary for or included in FDA approval to market the Product as more fully defined in 21 C.F.R. §§314.5 et seq., as well as equivalent submissions to the appropriate health authorities in other countries, provided further that with respect to the European Union, such application is to be under the E.U. Centralized Procedure.

        1.9      Net Sales. The term “Net Sales” means the gross sales of the Product by the Distributor, less freight, insurance, returns, replacements or discounts actually granted, less excise, value added and other taxes applicable to sales of the Product which Distributor has to pay or absorb on such sales in the Territory.

        1.10      Product. The term “Product” means all injectable fluorchemical emulsions capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all uses, including therapeutic and diagnostic, which have been evaluated, developed and/or acquired prior to this Agreement or will be evaluated, developed and/or acquired during this Agreement, to the extent owned by, licensed to or controlled by Company.

        1.11      Regulatory Approval. The term “Regulatory Approval” means (a) in the United States, approval from the FDA for marketing and promotion of the Product, or (b) outside of the United States, an analogous order by a non-U.S. governmental agency which requires regulatory approval prior to marketing and promotion of the Product in such non-U.S. country.

        1.12      Territory. The term “Territory” means the geographic boundaries of the following country existing as of the date hereof and as they may be from time to time altered or modified, whether by treaty, conquest, purchase, or otherwise, and all of the political territorial subdivisions within such country (including any independent nation, republic or other territory which was formerly within any such country): South Korea.

II.     Appointment and Scope

        2.1      Exclusive. Subject to the terms and conditions and for the term of this Agreement, Company hereby grants to Distributor the exclusive right to promote, market, distribute and sell the Product for any approved clinical use, including all future approved uses, in the Territory. During the term of this Agreement, the Company agrees to use reasonable efforts to limit the promotion, marketing, distribution or sale of the Product in the Territory by any entity or individual other than the Distributor.

        2.2      Limitations. The Distributor acknowledges that the Company reserves the right (i) to appoint additional sales representatives, agents, or distributors for the Product outside the Territory, and (ii) to sell the Product directly to Customer(s) located outside Territory, in each case without thereby incurring any commission or other payment obligation to the Distributor of any type or nature.

        2.3      Distribution Outside Territory. The Distributor will limit its advertising, marketing, promotional, and sales activities with respect to the Product to Customer(s) located within the Territory and will refrain from advertising, marketing, promoting, or selling the Product outside the Territory. Further, the Distributor promptly will forward to the Company any inquiries for the Product from prospective Customer(s) located outside the Territory.

        2.4      Agents and Subdistributors. Upon the Company’s prior written approval, which approval may be withheld in the Company’s sole discretion, the Distributor may appoint subdistributors or agents to act on the Distributor’s behalf. The Company shall have the right to review any written agreements between the Company and any subdistributors or agents. Distributor shall require each subdistributor or agent to agree in writing to be bound, and represents and warrants that each subdistributor or agent will be bound by and subject to this Agreement. Any compensation to these subdistributors or agents is solely the Distributor’s responsibility, and any agreement with these subdistributors or agents with respect to the Product will be terminated upon termination of this Agreement.

        2.5      Independent Purchaser Status. The Distributor is an independent purchaser and reseller of the Product. The Distributor is not considered the Company’s agent or legal representative for any purpose, and neither the Distributor nor any affiliate, owner, director, officer, employee, or agent of the Distributor may be, or may be considered, an agent or employee of the Company. The Distributor is not granted and may not exercise the right or authority to assume or create any obligation or responsibility, including without limitation contractual obligations and obligations based on warranties or guarantees, on behalf of or in the name of the Company, and the Distributor may not represent to any third party that the Distributor has this right or authority. Further, the Distributor is prohibited from taking any action that would confer “permanent establishment” status on the Company for purposes of the tax laws of the Territory or that otherwise would subject the Company to taxation in the Territory.

        2.6      Operations and Expenses. The Distributor’s detailed operations under this Agreement are subject to the Distributor’s sole control and management. The Distributor will be responsible for all of its own expenses and employees. The Distributor will provide, at its own expense, office space and facilities, and hire and train personnel, as may be required to carry out its obligations under this Agreement. The Distributor may not incur expenses chargeable to the Company, except as specifically may be authorized in advance in writing in each case by the Company.

        2.7      Noncompetition. During the term of this Agreement, and for five (5) years following the termination for any reason of this Agreement, the Distributor, unless specifically authorized in writing by the Company, may neither sell, offer for sale, act as sales agent for the solicitation of orders for, nor advertise, endorse, market, or promote any products or parts or supplies for products that are competitive with the Product.

III.     Terms and Conditions of Sale

        3.1      Price. All purchases by Distributor of the Product under this Agreement shall be at the prices agreed to by the parties in writing.

        3.2      Payment. Except to the extent otherwise agreed to by the parties, Distributor will, upon submission of a purchase order to the Company, deliver an irrevocable letter of credit (from a financial institution acceptable to the Company) covering the purchase price (in U.S. Dollars) for the Product covered by the purchase order.

        3.3      Delivery. The Product will be delivered FOB (as defined in INCOTERMS, 2000) Company’s manufacturing or supply location. Title and risk of loss shall pass to Distributor upon shipment of the Product, by or on behalf of the Company, to a shipping carrier for transportation to Distributor. Under no circumstances shall the Company be deemed the importer of record. The prices set forth in the quotation are exclusive of shipping, freight, insurance costs, sales and excise taxes, VAT taxes, custom duties, and similar charges. The Company shall invoice Distributor for such charges at their actual costs to the Company. Alternatively, Distributor may provide appropriate account information to the Company so that all such shipping costs and other charges may be billed directly to Distributor by the shipping carrier.

        3.4      Warranty. All sales to the Distributor are subject to the Company’s standard warranty contained in the Company’s terms and conditions of sale in effect at the time of shipment. The warranty contained in the Company’s terms and conditions shall be consistent with the warranty of manufacturers similar to the Company. The Distributor may extend the Company’s warranty to the Customer(s) in connection with any sale of the Product; but (a) the Product may have not been altered in any way by the Distributor and (b) the Product must be used in strict conformity with the Company’s specifications. The Distributor may neither alter in any way the Product (or the parts or components thereof) without the Company’s prior written authorization, extend any warranty, nor make any representations or warranties regarding the Product other than those contained in the Company’s then current warranty. Any warranty given by the Distributor with respect to the Product that have been altered without prior authorization or any additional warranty or representation will be void. The Distributor may make Claims regarding defects in the Product only under the claim procedures set forth in the Company’s then current terms and conditions of sale.

        3.5      Disclaimer/Limitation of Liability. The foregoing warranties are exclusive and in lieu of all other express and implied warranties, including but not limited to implied warranties of merchantability and fitness for particular purpose, related to this Agreement, and the warranties in the 1980 U.N. Convention on Agreements for the International Sales of Goods, the Uniform Commercial Code and other relevant laws shall not apply.Under no circumstances will the Company be subject to any consequential, incidental, indirect, or contingent damages with respect to claims made hereunder or by any purchaser or user of the Product.

        3.6      Negation of Representation and Warranties. Nothing contained in this Agreement shall be construed as (a) a warranty or representation by either party as to the validity or scope of any patent, copyright or other intellectual property right or a limitation on any party to contest, in any proceeding, the validity and/or scope thereof; or (b) a warranty or representation that any manufacture, sale, lease, use or importation will be free from infringement of patents, copyrights or other intellectual property rights of others; or (c) an agreement to bring or prosecute actions or suits against third parties for infringement; or (d) an obligation to furnish any manufacturing or any technical assistance (other than as provided for herein).

        3.7      Inspection. Immediately after each delivery to Distributor’s possession, Distributor’s personnel shall inspect the delivered items. If after the inspection, it is determined that the amount or quality of the Product are not in conformity with the order, Distributor will notify the Company in writing of the shortage or non-conformity of the shipment within ten (10) working days after delivery. The Company will ship missing or conforming items within fifteen (15) working days of receipt of notice or as soon as reasonable. If the return of the defective items is required by the Company, the Company will pay for the related shipment expense if the item is under warranty. Any other claims against the Company arising out of the Product sold to the Distributor will be made within thirty (30) calendar days after Distributor first knows or has reason to know of the claim. The Distributor must submit these claims to the Company in writing and set forth in full the details, basis, and amount of the claim against the Company. If the Distributor fails to provide proper documentation to support an insurance claim resulting in total or partial denial of coverage, the Distributor will be liable to the Company for unpaid amounts.

        3.8      Offsets. The Company may offset any credits, allowances, or other amounts payable or creditable to the Distributor against any claims or other amounts the Distributor owes to the Company under the provisions of this Agreement or otherwise.

        3.9      Audit. With the consent of the Distributor (which consent shall not be unreasonably withheld) the Company has the right to inspect the facilities of the Distributor and to audit the books and records pertaining to the distribution of the Product under this Agreement. Such inspection and/or audit shall take place during the Distributor’s normal business hours and shall be conducted in a manner that does not materially adversely affect the activities of the Distributor. The Company shall bear the cost of any inspection and/or audit conducted pursuant to this Section 3.9.

IV.     Obligations of the Distributor

        4.1      Sales Promotion. The Distributor will use its best efforts to promote the sale and use of the Product by all existing and potential Customer(s) located within the Territory and will cooperate with users of the Product within the Territory. On or before 45th day of each calendar year (following Regulatory Approval of the Product in the Territory), the Distributor will provide the Company with:

4.1.1 a written analysis of the business and marketing conditions within the Territory with respect to the sale of the Product to Customer(s) and prospective Customer(s) located within the Territory, including information on all pertinent market conditions and developments as well as an assessment of the Company’s position relative to the Company’s competitors,

4.1.2 a written plan setting forth the Distributor’s plan to advertise, market, and promote the sale of the Product during the following calendar year, and

4.1.3 a written forecast of the volume of purchases and sales of the Product by the Distributor during the following calendar year.

        4.2      Reports. In addition, the Distributor will submit other written reports to the Company in form, and containing information, as the Company may request reasonably from time to time, including reports on the Distributor’s activities relative to marketing, service, and general product support.

        4.3      Promotional Materials. The Distributor may not use any advertising or promotional materials to promote the Product that have not been provided by the Company unless the Distributor first obtains from the Company its prior written approval of these materials. The Distributor will prepare translations of the Company’s sales literature into the languages utilized in the Territory and make the translations available to the Company.

        4.4      Sales Policies. The Distributor will comply, and will cause its employees and agents to comply, with all sales policies established by the Company from time to time, as well as with all the Company’s educational, commercial, and other instructions regarding the Product. Without limitation, Distributor and its employees and agents will sell the Product only for uses approved by the Company. Distributor shall immediately inform the Company of any actions that, directly or indirectly, contravene the preceding sentence.

        4.5      Import Licenses, Exchange Controls, and Other Governmental Approvals; Compliance.

4.5.1 At its expense, the Distributor will:

A. obtain any and all import licenses and governmental approvals that may be necessary in the Territory to permit the sale by the Company and the purchase by the Distributor of the Product hereunder;

B. comply with all registration requirements in the Territory;

C. obtain the approvals from the Territory’s banking and other governmental authorities necessary to guarantee payment of all amounts due to the Company in U.S. dollars; and

D. comply with any and all governmental laws, regulations, and orders that may be applicable to the Distributor by reason of its execution of this Agreement, including any requirement to register as the Company’s independent distributor with any governmental authority, and including any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Product in the Territory.

4.5.2 The Distributor will furnish the Company with documentation as the Company may request to confirm the Distributor’s compliance with this Section 4.5. The Distributor may not engage in any course of conduct that, in the Company’s reasonable belief, would cause the Company to be in violation of the laws of any jurisdiction.

        4.6      Local Law. The Distributor will notify the Company of the existence and content of any mandatory provision of law in the Territory or any other applicable law that conflicts with any provision of this Agreement at the time of its execution or thereafter. Failure to knowingly do so will constitute a breach of this Agreement for which the Company may terminate this Agreement effective immediately upon notice to the Distributor.

        4.7      Health, Safety, and Environmental Standards; Labeling. The Distributor will advise the Company on health, safety, environmental, and other standards, specifications, and other requirements imposed by law, regulation, or order in the Territory and applicable to the Product. The Distributor also will advise the Company of all instructions, warnings, and labels applicable to the Product that are necessary or desirable under laws, regulations, or practices in the Territory. Upon notice of and mutual discussion with the Distributor, the Company will be entitled to increase the prices charged to the Distributor by the amount of any increase in the Company’s cost of manufacturing attributable to compliance with any such safety standards, specifications, labels or other requirements.

        4.8      Indemnification.

4.8.1 The Distributor will indemnify, defend, and hold harmless the Company and its affiliates, owners, directors, officers, employees, successors, and assigns from and against all losses, damages, or expenses of whatever form or nature, including reasonable attorneys’ fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of the Distributor or any of its affiliates, owners, directors, officers, employees, or agents, including, but not limited to:

A. breach of any of the provisions of this Agreement;

B. negligence or other tortious conduct;

C. representations or statements not specifically authorized by the Company in this Agreement or otherwise in writing; or

D. violation by the Distributor (or any of its affiliates, owners, directors, officers, employees, or agents) of any Applicable Law, regulation, or order in the Territory or of the United States.

4.8.2 The Company will indemnify the Distributor from any claims due to infringement of patents, copyrights or other intellectual property rights by the Product with respect to third party intellectual property in the Territory, provided that the Distributor and any sub distributor must only sell the product in the Territory for uses approved by the Company .

        4.9      Insurance. Following Regulatory Approval of the Product in the Territory, and continuing until five (5) years following the termination of this Agreement, the Distributor shall cause the Product to be covered by all appropriate liability insurance policies (which shall be with an internationally recognized carrier), in accordance with the applicable product liability law in the Territory. Notwithstanding the foregoing, any product liability policies relating to the Product must (a) provide coverage relating to the Product that is customary for a product of that nature, (b) include the Company as an additional named insured, (c) provide for a waiver of subrogation rights against the Company, (d) not contain cross-liability exclusion, and (e) require the Company to receive not less than sixty (60) days’ notice of any modification or termination of coverage. In addition, the Company shall, upon request, be entitled to receive a copy of any such product liability policies.

        4.10      Regulatory Approval. The Distributor agrees, at its sole expense and following Regulatory Approval of the Product in the United States or the European Union, to take all necessary actions to secure Regulatory Approval of the Product in the Territory, including, without limitation, submitting an NDA to the appropriate governmental authorities in the Territory.

V.     Obligations of the Company

        5.1      Training. The Company, if requested by the Distributor, shall make its personnel reasonably available for orientation and training of Distributor’s personnel with respect to selling, handling and storing the Product. All compensation, transportation, or living expenses of the Distributor’s personnel while in attendance at such training sessions will be borne by the Distributor. The Company and the Distributor shall confer regarding a training schedule (if any) and the place of training.

        5.2      Notification of Changes. The Company will notify the Distributor of any changes in or affecting the Product or prices, terms and conditions of sale, sales policies, projected delivery dates, schedule changes, and other matters that the Company determines may affect the business of the Distributor.

        5.3      Updates. From time to time the Company will provide the Distributor with clinical / non-clinical study schedules and outlines pertaining to the Product. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and as such information about the Company, including financial information, is available to the public via the internet and other sources.

        5.4      Patents. The Company has two patent applications pending in the Territory (Number * and Number *). The Company will, if necessary, use best efforts to file additional patent applications relating to the Product in the Territory.

        5.5      Regulatory Approval. Following Regulatory Approval of the Product in the United States or the European Union the Company shall provide the Distributor with a copy of the applicable NDA and samples of the Product for use in seeking Regulatory Approval in the Territory.

        5.6      Advertising and Promotional Materials. The Company shall provide the Distributor with advertising and promotional materials that are reasonably available in connection with the Product.

VI.     Confidentiality and Proprietary Rights

        6.1      Confidential Information. The Distributor acknowledges that the Confidential Information comprises valuable trade secrets and is proprietary to the Company. The Distributor will hold in strict confidence the Confidential Information and may not disclose the same to any other person, firm, or corporation except as reasonably required to perform its obligations under the Agreement.

        6.2      Exceptions. The obligations of confidentiality contained in Section 6.1 will not apply to the extent that it can be established by the Distributor by competent proof that such Confidential Information:

6.2.1 was already known to the Distributor, other than under an obligation of confidentiality, at the time of disclosure by the Company;

6.2.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Distributor;

6.2.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Distributor in breach of this Agreement; or

6.2.4 was disclosed to the Distributor, other than under an obligation of confidentiality, by a third party who had no obligation to the Company not to disclose such information to others.

        6.3      Use of Confidential Information. The Distributor may not use for any purpose other than implementation of this Agreement any portion of the Confidential Information or any copyright, trademark, patent, or other intellectual property right of the Company nor copy any Company formulation or design of the Product. Acknowledging that the damages sustainable by the Company as a consequence of any breach of the Distributor’s obligations under this Section 6 may be difficult to measure in monetary terms, the Company is entitled (a) to have enjoined permanently the continuation of this breach, and (b) to an award of exemplary damages in an appropriate amount determined by arbitration as provided in Section 9.2.

*	Certain information in this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        6.4      Trademarks and Trade Names.

6.4.1 All of the Product sold by the Distributor will bear the Company’s trademarks. The trademarks will be affixed to the Product by the Company, and the Distributor will not remove or efface the trademarks.

6.4.2 Distributor acknowledges that the trademarks are the sole and exclusive property of the Company and that all resulting use by the Distributor of the trademarks inures solely to the Company’s benefit.

6.4.3 The Distributor may not use, directly or indirectly, any of the Company’s trademarks or part thereof, or any mark or name confusingly similar thereto, as part of its corporate or business name or in any other manner, except (i) that the Distributor may identify itself as an authorized distributor of the Company, and (ii) that, upon the Company’s written consent, the Distributor may use the trademarks relating to the Product, for display purposes in connection with solicitation of orders for the Product from Customer(s) in the Territory and in any other manner previously approved by the Company in writing. In addition, the Distributor may not register any trademarks or any mark or name closely resembling the Company’s trademarks and may not challenge the Company’s ownership of the trademarks.

6.4.4 The Company shall use reasonable efforts to register and/or maintain its trademarks in the Territory.

        6.5      Protection of Proprietary Rights. The Distributor will cooperate with and assist the Company, at the Company’s expense, in the protection of trademarks, patents, or copyrights owned by or licensed to the Company and immediately will inform the Company of any infringements or other improper action with respect to such trademarks, patents, or copyrights that come to the Distributor’s attention.

VII.        Additional Payments.

        7.1      License Fee; Royalties. As additional consideration for the rights granted to the Distributor under this Agreement, (a) Distributor shall make a payment to Company of (i) US$ * on the Effective Date, (ii) US$ * within thirty (30) days following the completion of the efficacy and safety analysis of the European Phase III clinical trial of the Product in general surgery patients, (iii) US$ * within thirty (30) days of Regulatory Approval of the Product in the United States or the European Union, (iv) US$ * within thirty (30) days of Regulatory Approval of the Product in the Territory; and (b) Distributor shall pay Company a * royalty on Net Sales of the Product in the Territory. Distributor’s obligations under Section 7.1(b) shall continue for the longer of (a) ten (10) years from the First Commercial Sale of the Product in the Territory or (b) the expiration of the last to expire of the patents utilized by or in the Product in the Territory.

*	Certain information in this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        7.2      Tax. Any and all amounts payable by Distributor to the Company hereunder are exclusive of and shall be made free and clear of and without the withholding of or deduction for or on account of any present of future taxes, duties, levies or other governmental charges, however designated, other than tax imposed on the overall net income or net worth of the Company (all such non-excluded items, whether or not collected by withholding or deduction, being hereafter referred to as “Taxes”), except Taxes required by law or the administration thereof to be withheld or deducted. If Distributor is required by law or a governmental body charged with the administration thereof to withhold or deduct any Taxes from or in respect of any amount payable by Distributor to the Company hereunder then (i) the amount payable shall be increased to such amount which, after making all required withholdings or deductions of Taxes therefrom, will equal the amount payable hereunder had no such withholdings or deductions been required; (ii) Distributor shall make such withholdings or deductions; (iii) Distributor shall pay the full amount withheld or deducted to the relevant taxation or other authority in accordance with applicable laws; and (iv) Distributor shall promptly deliver to the Company a receipt or similar documentation of the relevant authority evidencing the payment of such Taxes.

VIII.     Term and Termination

        8.1      Term. Unless terminated as provided in Section 8.2 below or by mutual written consent, this Agreement continues in full force and effect for a term commencing with the date of this Agreement and expiring fifteen (15)years from the Effective Date; provided that the term of this Agreement shall be automatically renewed for additional one (1) year terms, unless either party gives written notice of its intent to terminate this Agreement at least sixty (60) days prior to the expiration of the then-current term.

        8.2      Termination. This Agreement may be terminated prior to expiration of the initial or any renewal term, as provided in Section 8.1 above, by prior written notice to the other party as follows:

8.2.1 By either party, if the other party fails to perform any of its obligations hereunder and fails to remedy this nonperformance within sixty (60) calendar days after receiving written demand, but on a second breach of the same obligation by that party, the other party may immediately terminate this Agreement on notice to the breaching party;

8.2.2 By either party, effective immediately, if the other party becomes the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or makes an assignment or other arrangement for the benefit of its creditors, or if the other party is nationalized or has its material assets expropriated;

8.2.3 By the Company, effective immediately, if the Distributor attempts to sell, assign, delegate, or transfer any of its rights and obligations under this Agreement without having obtained the Company’s prior written consent, or if there occurs any material change in the Distributor’s management, ownership, control, sales and marketing capability, or financial condition;

8.2.4 By the Company, effective immediately, if any law or regulation is adopted or in effect in the Territory that restricts the Company’s termination rights or otherwise invalidate any provisions hereof;

8.2.5 By the Company, effective immediately, in accordance with provisions of Sections 4.6 above;

8.2.6 By the Company, effective immediately, if the Distributor knowingly makes any false or untrue statements or representations to the Company in this Agreement or in the performance of its obligations hereunder; and

8.2.7 By the Company, effective immediately, if the Distributor objects to any reasonable price increase under Section 4.7 of this Agreement..

        8.3      Rights of Parties on Termination. The following provisions apply on this Agreement’s termination or expiration.

8.3.1 The Distributor will cease all sales and other activities on behalf of the Company and will return to the Company and immediately cease all use of Confidential Information previously furnished by the Company and then in the Distributor’s possession. The Distributor additionally will turn over to the Company the Distributor’s current mailing list of the Customer(s) and other information of the Customer(s) and will take action necessary to terminate the Distributor’s registration as the Company’s sales representative with any governmental authority.

8.3.2 The Distributor’s indebtedness to the Company will become immediately due and payable without further notice or demand, which is hereby expressly waived, and the Company will be entitled to reimbursement for any reasonable attorneys’ fees that it may incur in collecting or enforcing payment of these obligations.

8.3.3 The Distributor will remove from its property and immediately discontinue all use, directly or indirectly, of trademarks, copyrights, designs, and markings owned or controlled, now or hereafter, by the Company, or of any word, title, expression, trademark, design, or marking that, in the opinion of the Company, is confusingly similar to those of the Company. The Distributor will further certify in writing to the Company that the Distributor has completely terminated its use of any and all such trademarks, copyrights, designs, or markings, or any other word, title, or expression similar to those of the Company that appeared in or on any devices or other materials used in conjunction with the Distributor’s business.

8.3.4 The Company will have no obligation to repurchase or to credit the Distributor for its inventory of the Product at the time of termination of this Agreement. The Company, at its option, may repurchase from the Distributor, at the Company’s then current list prices less any applicable then current discounts or at the net prices paid by the Distributor, whichever are lower, any or all inventory of the Product originally purchased by the Distributor from the Company and remaining unsold by the Distributor. If the Company does not repurchase from the Distributor any inventory of the Product originally purchased by the Distributor from the Company and remaining unsold by the Distributor, the Distributor may, subject to the approval of the Company sell such remaining inventory to a third party.

8.3.5 The obligations of the Distributor under Sections 2.7, 4.8 and 4.9 and Article VI survive the termination or nonrenewal of this Agreement for any reason.

        8.4      Sole Remedy. The Company’s repurchase of the Distributor’s inventory of the Product under Section 8.3.4 above, or the Distributor’s right to sell the inventory if not so repurchased by the Company, will constitute the Distributor’s sole remedy for the termination of this Agreement and will be in lieu of all other claims that Distributor may have against the Company. Under no circumstances will the Company be liable to the Distributor by reason of termination or nonrenewal of this Agreement for compensation, reimbursement, or damages for (a) loss of prospective compensation; (b) goodwill or loss thereof; or (c) expenditures, investments, leases, or any type of commitment made in connection with the business of any party or in reliance on the existence of this Agreement.

IX.     Conciliation, Mediation, and Arbitration

        9.1      Conciliation. Disputes that arise between the parties concerning the validity, construction, or effect of this Agreement, or the rights and obligations created hereunder, will be brought before a conciliation committee of executives representing both parties that, within two (2) weeks after being informed of the dispute, will attempt to work out a recommendation for settlement of the dispute and transmit such recommendation to both parties for due consideration.

        9.2      Mediation and Arbitration. Unless otherwise mandated by applicable law in the Territory, any dispute that the parties cannot settle amicably by conciliation as provided above will first be submitted to a mediator the parties may agree upon, or if they are unable to agree, to the San Diego JAMS dispute office for nonbinding mediation. The written submissions will set forth the specific issues to be mediated. The mediator will hear the matter and provide an informal opinion and advice, none of which is binding on the parties, but which is expected by the parties to help resolve the disagreement. The mediator’s informal opinion and advice will be delivered to the parties within (30) days following submission of the issues to mediation. The mediator’s fees shall be shared equally by the parties. If the parties are unable to agree following mediation, then either party, may resort to arbitration to resolve the issues.

        The issues will be arbitrated under the then substantive and procedural rules (the “Rules”) of the American Arbitration Association by three (3) independent and impartial arbitrators appointed in accordance with the said Rules. Service of any matters in reference to such arbitration will be given in the manner described in Section 9.2 below. The arbitration will be conducted in English and will be held in San Diego, California, unless the parties will otherwise mutually agree. The award in the arbitration will be final and enforceable in any court of competent jurisdiction. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any damages in excess of compensatory damages.

X.     General Provisions

        10.1      Entire Agreement. This Agreement represents the entire agreement between the parties on this subject matter and supersedes all prior discussions, agreements, and understandings of every kind and nature between them. No modification of this Agreement is effective unless in writing and signed by both parties.

        10.2      Notices. All notices under this Agreement will be in English and will be in writing and given by registered airmail or by facsimile addressed to the parties at the addresses set forth on the signature page hereto, or to any other address of which either party may advise the other in writing. Notices are deemed given when sent.

        10.3      Force Majeure. Neither party will be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where the failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party. These causes will include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrests, embargoes, and other governmental actions or regulations that would prohibit either party from ordering or furnishing the Product or from performing any other aspects of the obligations hereunder, delays in transportation, and inability to obtain necessary labor, supplies, or manufacturing facilities.

        10.4      Severability. Any term or condition of this Agreement that contravenes the laws of any state or country in which this Agreement is effective will, only in that state or country, and only to the extent of the contravention of the laws of that state or country, be deemed separable and will not affect any other term or condition of this Agreement.

        10.5      Assignment. This Agreement is binding on and inures to the benefit of the successors and assigns of the business interests of the Company. Except as otherwise provided herein, the Distributor may not sell, assign, delegate, or otherwise transfer any of its rights or obligations without the Company’s prior written consent. The Distributor will provide the Company with a copy of any written agreement or notify the Company of any unwritten agreement, or modifications thereto, between the Distributor and any third party respecting solicitation of orders for the Product in the Territory. In addition, the Company may assign this Agreement to the acquirer(s), provided that in any case, the Company’s right and obligation to the Distributor in accordance with this Agreement shall be assigned to the acquirer(s) so that the Distributor’s right and obligation are maintained.

        10.6      Language. The English language version of this Agreement govern and controls any translations into any other language.

        10.7      Applicable Law. This Agreement is construed, enforced, and performed in accordance with the internal laws of California, without reference to the principles of conflicts of laws.

        10.8      Waiver. The Company may not waive its right to request strict performance or similar actions from the Distributor through its failure to require the Distributor to perform of any of the provisions in this Agreement.

        10.9      Headings. The headings in this Agreement are for convenience in reference only and are not part of this Agreement, nor will they in any way affect the interpretation hereof.

        10.10      Survival. The parties’ rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, including, but not limited to, limitations of liability, indemnification, arbitration, governing law and confidentiality obligations, shall survive such termination, cancellation, or expiration.

        10.11      Notice of Certain Events. Each party shall promptly notify the other after it becomes aware of any of the following events: the use, limitation of use, contraindications and/or side effects, alleged infringement of the patent applicable to the Product (if any) by any third party in the Territory; and any other event that may reasonably be expected to have a material adverse effect upon the sale or distribution of the Product in the Territory. Without limiting the generality of the foregoing, the Distributor shall notify the Company of reports of adverse medical events associated with the Product within twenty-four (24) hours after the Distributor receives the information. Such reports to the Company shall contain (i) the date the report was received by the Distributor, (ii) the name of the reporter, (iii) the address and telephone number of the reporter, (iv) the patient details, (v) a description of the event, and (vi) any additional relevant information.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement to become effective as of the Effective Date.

"Company"	PFC THERAPEUTICS, LLC
	By:	/s/ Duane J. Roth
Print Name: Duane J. Roth
Title: Manager
Address: 6175 Lusk Blvd San Diego, CA 92121

"Distributor"	ILYANG PHARM. CO., LTD.
	By:	/s/ Tae Sook Yoo
Print Name: Tae Sook Yoo
Title: Vice President and Chief Executive Officer
Address: 185-3 Dongcheon-dong, Yongin-Si Kyungki-Do, Korea

TABLE OF CONTENTS

			Page

LICENSING, DEVELOPMENT AND MARKETING AGREEMENT			1
RECITALS			1
AGREEMENTS			1
I.	Definitions		1
	1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8 1.9 1.10 1.11 1.12	Agreement Applicable Laws Confidential Information Customers Distribution FDA First Commercial Sale NDA Net Sales Product Regulatory Approval Territory	1 1 2 2 2 2 2 2 2 2 2 2
II.	Appointment and Scope		3
	2.1 2.2 2.3 2.4 2.5 2.6 2.7	Exclusive Limitations Distribution Outside Territory Agents and Subdistributors Independent Purchaser Status Operations and Expenses Noncompetition	3 3 3 3 3 3 4
III.	Terms and Conditions of Sale		4
	3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9	Price Payment Delivery Warranty Disclaimer/Limitation of Liability Negation of Representation and Warranties Inspection Offsets Audit	4 4 4 4 5 5 5 5 5

			Page

IV.	Obligations of the Distributor		6
4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10	Sales Promotion
Reports
Promotional Materials
Sales Policies
Import Licenses, Exchange Controls, and Other Governmental Approvals; Compliance
Local Law
Health, Safety, and Environmental Standards; Labeling
Indemnification
Insurance
		Regulatory Approval	6 6 6 6 6 7 7 7 8 8
V.	Obligations of the Company		8
	5.1 5.2 5.3 5.4 5.5 5.6	Training Notification of Changes Updates Patents Regulatory Approval Advertising and Promotional Materials	8 8 8 9 9 9
VI.	Confidentiality and Proprietary Rights		9
	6.1 6.2 6.3 6.4 6.5	Confidential Information Exceptions Use of Confidential Information Trademarks and Trade Names Protection of Proprietary Rights	9 9 9 10 10
VII.	Additional Payments		10
	7.1 7.2	License Fee; Royalties Tax	10 11
VIII.	Term and Termination		11
	8.1 8.2 8.3 8.4	Term Termination Rights of Parties on Termination Sole Remedy	11 11 12 13
IX.	Conciliation, Mediation, and Arbitration		13
	9.1 9.2	Conciliation Mediation and Arbitration	13 13

			Page

X.	General Provisions		14
	10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11	Entire Agreement Notices Force Majeure Severability Assignment Language Applicable Law Waiver Headings Survival Notice of Certain Events	15 14 14 14 14 14 14 15 15 15 15
Table of Contents			17